HollyFrontier Corporation Announces Pricing of Offering of $250 Million of Senior Notes Due 2026

Dallas, Texas, March 15, 2016 – HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier” or the “Company”) today announced that it has priced an offering of $250 million of 5.875% Senior Notes that will mature April 1, 2026 (the “Notes”), pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The price to the public for the Notes is 99.326% of the principal amount.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, and to pay certain fees and expenses related to the offering.

Interest on the Notes will be payable on April 1 and October 1 of each year. The first interest payment will be due on October 1, 2016, and will consist of interest from closing to that date. The offering is expected to close on March 22, 2016, subject to customary closing conditions.

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, are acting as joint book-running managers for the offering. The offering is being made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from:

Citigroup Global Markets Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Toll-free: 1-800-831-9146
E-mail: prospectus@citi.com

Merrill Lynch, Pierce, Fenner & Smith Incorporated
222 Broadway, 11th Floor
New York, New York 10038
Attention: Prospectus Department
Toll-free: 1-800-294-1322
E-mail: dg.prospectus_requests@baml.com

Mitsubishi UFJ Securities (USA), Inc.
1221 Avenue of the Americas, 6th Floor
New York, New York 10020-1001
Attention: Capital Markets Group
Toll-free: 1-877-649-6848
Fax no. 646-434-3455

Wells Fargo Securities, LLC
608 2nd Avenue South, Suite 1000
Minneapolis, Minnesota 55402
Attention: WFS Customer Service
Toll-free: 1-800-645-3751
E-mail: wfscustomerservice@wellsfargo.com

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“BPSD”) refinery located in El Dorado, Kansas, two refinery facilities with a combined capacity of 125,000 BPSD located in Tulsa, Oklahoma, a 100,000 BPSD refinery located in Artesia, New Mexico, a 52,000 BPSD refinery located in Cheyenne, Wyoming and a 31,000 BPSD refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com. The information contained on our website is not incorporated into and does not constitute part of this press release.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President,
Investor Relations
HollyFrontier Corporation
214/954-6510

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, effects of governmental and environmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the Company’s efficiency in carrying out construction projects, the ability of the Company to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.